Exhibit 99.1

At Photon Dynamics:
So-Yeon Jeong
Investor Relations Manager
soyeon.jeong@photondynamics.com
408.360.3561

FOR IMMEDIATE RELEASE

PHOTON DYNAMICS REPORTS THIRD QUARTER RESULTS FOR FISCAL 2003

San Jose, CA (July 15, 2003) — Photon Dynamics, Inc. (NASDAQ:PHTN), a leading supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the third quarter of fiscal 2003 ending June 30, 2003. The results for comparative periods of fiscal 2002 have been reclassified to reflect the discontinued operations of the company’s printed circuit board assembly inspection, cathode ray tube display inspection, and glass inspection businesses.

Revenue for the third quarter of fiscal 2003 was $18.0 million, an increase of 20 percent compared with $15.0 million for the third quarter of fiscal 2002. Net loss from continuing operations for the current quarter was $3.4 million, or $0.21 per diluted share, compared to a profit of $2.9 million, or $0.16 per diluted share, for the same quarter a year ago. Net loss including results of discontinued operations for the third quarter was $9.0 million, or $0.56 per diluted share, compared to a net profit of $117,000, or $0.01 per diluted share, for the same quarter a year ago.

Revenue for the first nine months of fiscal 2003 was $46.2 million, an increase of 27 percent compared with $36.4 million for the first nine months of fiscal 2002. Net loss from continuing operations for the first nine months of fiscal 2003 was $12.4 million, or $0.77 per diluted share, compared to a profit of $4.0 million, or $0.24 per diluted share, for the first nine months of fiscal 2002. Net loss including results of discontinued operations for the first nine months of fiscal 2003 was $57.0 million, or $3.55 per diluted share, compared to a loss of $4.9 million, or $0.31 per diluted share, for the first nine months of fiscal 2002.

17 Great Oaks Boulevard San Jose, CA 95119-1202       PHONE 408 360 3550       FAX 408 360 3551

Cash, cash equivalents and short-term investments at June 30, 2003 were $116 million as compared to $118 million at March 31, 2003. The decrease in cash, cash equivalents and short-term investments was primarily due to the operating loss.

“The buying patterns of our customers have been uneven in fiscal 2003 and we expect this to continue into fiscal 2004, resulting in fluctuating bookings and revenue from quarter-to-quarter. The planned investments for Gen-5, Gen-6 and Gen-7 will enable continued growth opportunities in our LCD market,” stated Woody Spedden, president and chief executive officer.

The company estimates fourth quarter revenue of fiscal 2003 to be between $19.0 and $21.0 million, with a loss for continuing operations of between $0.14 and $0.08 per diluted share, assuming customer acceptance of the ArrayChecker 3600 test system in the fourth quarter. This acceptance enables the company to recognize revenue for the ArrayChecker 3600 previously shipped to a customer.

Earnings Conference Call

The company will host a quarterly conference call on July 15, 2003 at 1:30 pm PST. To access the conference call in the US/Canada, dial (800) 289-0493, and (913) 981-5510 for international calls. Both numbers will use confirmation code 780340.

A digital replay will be available on the company’s Website at photondynamics.com or by phone, two hours after the conclusion of the conference call. For US/Canada, (888) 203-1112, and (719) 457-0820 for international calls. Enter the confirmation code 780340.

About Photon Dynamics

Photon Dynamics, Inc. is a leading global supplier of yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics has facilities in San Jose, California; Beijing, Shanghai and Suzhou, China; Bundang, Daejeon and Kumi, Korea; Hsinchu and Taipei, Taiwan; Markham,

Ontario, Canada; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site at photondynamics.com.

Safe Harbor Statement

The statements in this press release relating to Photon Dynamics’ estimated financial results for the fourth quarter of fiscal 2003, expected buying patterns of customers and the effect of planned investments in the FPD market are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic downturn has created substantial economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics expects, and therefore Photon Dynamics’ customers to reduce investments in Photon Dynamics’ products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; the risk of the introduction of competing products having technological and/or pricing advantages; and the risk that site acceptance of the ArrayChecker 3600 test system may not occur as soon as Photon Dynamics expects. As a result, Photon Dynamics’ actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Factors Affecting Operating Results” in Photon Dynamics’ Quarterly Report on Form 10-Q as filed on May 9, 2003 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Photon Dynamics, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2003	September 30, 2002

Assets
Current assets:
Cash, cash equivalents and short-term investments	$116,351	$170,143
Accounts receivable, net	13,396	16,579
Inventories	10,041	18,650
Other current assets	7,805	6,367

Total current assets	147,593	211,739
Land, property and equipment, net	12,053	12,404
Other assets	3,159	2,925
Intangible assets	6,643	3,554
Goodwill	10,626	18,537

Total assets	$180,074	$249,159

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,885	$10,610
Other current liabilities	10,754	10,637
Deferred revenue and customer deposits, net	5,965	304

Total current liabilities	24,604	21,551
Other liabilities	779	1,465
Shareholders’ equity:
Common stock	274,457	288,833
Accumulated deficit	(120,500)	(63,500)
Accumulated other comprehensive income	734	810

Total shareholders’ equity	154,691	226,143

Total liabilities and shareholders’ equity	$180,074	$249,159

Photon Dynamics, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue	$17,996	$14,965	$46,216	$36,387
Cost of revenue	11,789	7,581	31,267	19,757

Gross margin	6,207	7,384	14,949	16,630
Operating expenses:
Research and development	6,313	3,066	16,219	7,785
Selling, general and administrative	3,176	2,324	10,020	6,955
Acquired in-process research and development	625	—	2,474	—
Amortization of intangible assets	408	—	1,035	—

Total operating expenses	10,522	5,390	29,748	14,740

Income (loss) from operations	(4,315)	1,994	(14,799)	1,890
Interest income and other, net	952	902	2,446	2,066

Income (loss) from continuing operations	(3,363)	2,896	(12,353)	3,956
Loss from discontinued operations	(5,607)	(2,779)	(44,647)	(8,815)

Net income (loss)	$(8,970)	$117	$(57,000)	$(4,859)

Net income (loss) per share from continuing operations:
Basic	$(0.21)	$0.17	$(0.77)	$0.25

Diluted	$(0.21)	$0.16	$(0.77)	$0.24

Net loss from discontinued operations, net of tax:
Basic	$(0.35)	$(0.16)	$(2.78)	$(0.56)

Diluted	$(0.35)	$(0.16)	$(2.78)	$(0.56)

Net income (loss) per share:
Basic	$(0.56)	$0.01	$(3.55)	$(0.31)

Diluted	$(0.56)	$0.01	$(3.55)	$(0.31)

Weighted average number of shares:
Basic	16,003	17,031	16,036	15,564
Diluted	16,003	17,999	16,036	16,536

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